Exhibit 99.1

Freeport-McMoRan Copper & Gold Inc.
Reports First-Quarter 2005 Results

HIGHLIGHTS

*	First-quarter 2005 net income of $130.4 million, $0.70 per share, compared with a net loss of $19.6 million, $0.10 per share, for the first quarter of 2004.

*	First-quarter 2005 sales totaled 328.1 million pounds of copper and 595.3 thousand ounces of gold compared with 105.4 million pounds and 123.8 thousand ounces in the first quarter of 2004.

*
Projected annual sales for 2005 total 1.5 billion pounds of copper and 2.9 million ounces of gold, including 340 million pounds of copper and 650 thousand ounces of gold for the second quarter of 2005.

*
FCX's operating cash flows totaled $162.2 million for the first quarter of 2005. If prices of $1.40 per pound of copper and $420 per ounce of gold were realized for the remainder of 2005, FCX estimates its 2005 operating cash flows would exceed $1.2 billion.

*
Total debt at March 31, 2005, approximated $1.77 billion, $1.46 billion net of $310.5 million of cash. Total debt was reduced by $183.0 million during the quarter, primarily reflecting a $187.0 million prepayment of a bank loan.

*	Common stock dividends during the first quarter of 2005 totaled $134.7 million, $0.75 per share, including $90.0 million for a special dividend of $0.50 per share paid on March 31, 2005.

SUMMARY FINANCIAL TABLE
	First Quarter
	2005		2004
	(In Thousands, Except Per
	Share Amounts)
Revenues	$803,065		$360,185
Operating income	357,599		41,376
Net income (loss) applicable to common stock(a)	130,395		(19,551)
Diluted net income (loss) per share of common stock	$0.70		$(0.10)

Diluted average common shares outstanding	200,126	(b)	197,938	(b,c)

a)	Includes preferred dividends. See note (e) to the Consolidated Statements of Operations.
b) Diluted net income per share for the first quarter of 2005 reflects assumed conversion of FCX's 7% Convertible Senior Notes, resulting in the exclusion of interest charged to expense totaling $10.3 million and the inclusion of 18.6 million shares. This instrument was not dilutive for the first quarter of 2004.
c)	On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.

NEW ORLEANS, LA, April 19, 2005 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2005 net income applicable to common stock of $130.4 million, $0.70 per share, compared with a net loss of $19.6 million, $0.10 per share, for the first quarter of 2004. The first-quarter 2004 results reflected accelerated waste removal efforts resulting in the mining of low-grade ore following the pit wall slippage at the Grasberg mine during the fourth quarter of 2003.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, "The theme of our 2004 Annual Report, 'Making the Grade,' reflects the resumption of mining high-grade Grasberg ore beginning late in 2004 and accelerating during 2005. We made important progress in the first quarter and expect exceptional results during the remainder of the year. Our operations are projected to generate significant cash flows for the benefit of our investors in 2005 and beyond from our long-lived, low-cost, unhedged copper and gold reserves."

PT-FI PRODUCTION AND SALES
PT Freeport Indonesia (PT-FI), FCX's Indonesian mining unit, achieved significantly higher production and sales in the first quarter of 2005 compared with the 2004 period, reflecting the return to normal mining operations in the Grasberg open pit. Ore grades, mill recoveries and milling rates were significantly higher than the 2004 first quarter. Realized copper and gold prices also were higher than in 2004's first quarter.

	First Quarter
	2005	2004
Copper (000s of recoverable pounds):
Production	335,600	107,100
Sales	328,100	105,400
Average realized price per pound	$1.51	$1.34
Gold (recoverable ounces):
Production	609,400	125,300
Sales	595,300	123,800
Average realized price per ounce	$426.74	$411.42

First-quarter 2005 copper ore grades averaged 1.14 percent, compared with 0.50 percent for the first quarter of 2004. First-quarter 2005 copper recovery rates were 89.6 percent, compared with 83.8 percent for the first quarter of 2004.

For the first quarter of 2005, gold ore grades averaged 1.62 grams per metric ton (g/t), compared with 0.41 g/t for the first quarter of 2004. Gold recovery rates averaged 82.7 percent for the first quarter of 2005, compared with 73.8 percent for the first quarter of 2004.

Mill throughput, which varies depending on ore types being processed, averaged 199,400 metric tons of ore per day in the first quarter of 2005 compared with 151,800 metric tons of ore in the first quarter of 2004. Mill rates in the first quarter of 2005 reflect the processing of hard ores and mill maintenance activities. Mill rates are projected to average over 230,000 metric tons of ore per day during the remainder of 2005. Production from PT-FI's Deep Ore Zone (DOZ) underground mine averaged 42,100 metric tons of ore per day in the first quarter of 2005, representing 21 percent of mill throughput as it continued to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed by 2007. The DOZ mine, a block cave operation, is one of the world's largest underground mines.

Realized copper prices improved by 13 percent to an average of $1.51 per pound in the first quarter of 2005 from $1.34 in the first quarter of 2004. London Metal Exchange (LME) copper prices approximated $1.52 per pound on April 18, 2005. Realized gold prices improved by four percent to an average of $426.74 per ounce in the first quarter of 2005 from $411.42 in the first quarter of 2004. London gold prices approximated $426 per ounce on April 18, 2005.

PT-FI expects its share of sales for 2005 to approximate 1.5 billion pounds of copper and 2.9 million ounces of gold. At the Grasberg mine, the sequencing in mining areas with varying ore grades will cause fluctuation in metal sales from quarter to quarter, particularly for gold. Based on the current mine plan for 2005, PT-FI estimates approximately 55 percent of its copper and 57 percent of its gold will be sold in the second half of the year. PT-FI expects its sales for the second quarter of 2005 to approximate 340 million pounds of copper and 650 thousand ounces of gold.

At March 31, 2005, FCX's concentrate sales included 239.0 million pounds of copper, priced at an average of $1.52 per pound, subject to final pricing over the next few months. Each $0.02 change in the price realized from the March 31 price would result in an approximate $2.5 million effect on FCX's 2005 net income. First-quarter 2005 adjustments to concentrate sales recognized in prior quarters increased revenues by $9.9 million ($5.2 million to net income, $0.03 per share) compared with an increase of $7.6 million ($3.9 million to net income, $0.02 per share) in the first quarter of 2004.

UNIT NET CASH COSTS
	First Quarter
	2005	2004
Per pound of copper:
Site production and delivery, after adjustments	$0.59	$1.43
Gold and silver credits	(0.79)	(0.52)
Treatment charges and royalties	0.27	0.28
Unit net cash costs (a)	$0.07	$1.19

a)
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements refer to the attached presentation, "Product Revenues and Production Costs."

PT-FI's unit net cash costs, including gold and silver credits, averaged $0.07 per pound of copper during the first quarter of 2005. The significant reduction in unit costs from the first quarter of 2004 reflects the expected increase in 2005 sales of copper and gold following PT-FI's accelerated waste removal efforts in 2004. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI's cost structure. Unit site production and delivery costs are net of deferred mining costs of $0.10 per pound ($32.2 million) in the first quarter of 2005 and $0.25 per pound ($26.2 million) in the first quarter of 2004. PT-FI's first-quarter 2005 waste-to-ore ratio averaged 4.3 to 1, compared with a life-of-mine average ratio of 2.4 to 1. PT-FI's waste-to-ore ratio is expected to average approximately 3.0 to 1 in the balance of the year.

Assuming 2005 average copper prices of $1.40 per pound and average gold prices of $420 per ounce, PT-FI estimates that its annual 2005 unit net cash costs, including gold and silver credits, would approximate $0.03 per pound, net of deferred mining costs of $0.05 per pound. PT-FI's site production and delivery costs have been negatively affected by continued increases in energy costs, currency exchange rates, higher maintenance costs and other factors. Unit net cash costs for 2005 would change by approximately $0.04 per pound for each $25 per ounce change in the average price of gold for the balance of the year. Forecasted unit net cash costs are calculated on the same basis as the historical unit net costs discussed above and reconciled in the attached presentation, "Product Revenues and Production Costs."

SMELTER OPERATIONS
FCX's investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. While low smelter treatment and refining charges in recent years adversely affected the results of FCX's smelter operations, they benefited the operating results of PT-FI's mining operations. Market rates for treatment and refining charges increased significantly in late 2004. Higher treatment and refining charges will benefit FCX's smelter operations and adversely affect its mining operations. Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charges essentially offset in FCX's consolidated operating results.

Atlantic Copper, FCX's wholly owned Spanish smelting unit, treated 215,800 metric tons of concentrate and scrap in the first quarter of 2005, compared with 187,100 metric tons in the year-ago period. Atlantic Copper reported quarterly production of 131.7 million pounds of cathodes and sold 132.6 million pounds of cathodes. Cathode production totaled 128.8 million pounds and sales totaled 112.0 million pounds during the first quarter of 2004. Treatment charges received by Atlantic Copper averaged $0.17 per pound during the first quarter of 2005 and $0.16 per pound during the first quarter of 2004. As discussed above, treatment charge rates began to increase in late 2004 and Atlantic Copper expects these higher rates to benefit its 2005 operations, with Atlantic Copper's average rates projected to approximate $0.22 per pound in the balance of the year at current copper prices. Cathode cash unit costs averaged $0.17 per pound in the first quarter of 2005 and $0.23 per pound for the year-ago period. Unit costs in 2004 were adversely affected by lower production primarily because of the scheduled maintenance turnaround, which began in March 2004 and added $0.04 per pound in 2004's first quarter.

Atlantic Copper reported operating losses of $1.6 million for the first quarter of 2005, compared with $10.9 million of operating losses in the 2004 period. During the first quarter of 2004, Atlantic Copper's maintenance turnaround adversely affected costs and volumes resulting in an approximate $4.6 million higher operating loss. Higher treatment and refining charge rates are expected to benefit Atlantic Copper's operating results for the balance of 2005. Each $0.01 change in treatment and refining charge rates equates to $6 million in Atlantic Copper annual operating income.

PT Smelting, PT-FI's 25 percent-owned Indonesian smelting unit, treated 226,400 metric tons of concentrates in the first quarter of 2005, compared with 167,300 metric tons in the year-ago period. PT Smelting reported quarterly production of 143.5 million pounds of cathodes and 97.0 million pounds during the first quarter of 2004. PT Smelting's cathode cash unit costs per pound totaled $0.10 per pound in the first quarter of 2005 and $0.14 per pound in the year-ago period, reflecting the impact of higher volumes in 2005. PT-FI's equity interest in PT Smelting's earnings (losses) totaled $2.6 million, $0.01 per share, in the first quarter of 2005 compared to $(0.4) million, $(0.002) per share, in the 2004 quarter.

FCX defers recognition of profits on PT-FI's sales to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting until the final sales to third parties occur. These net deferrals will be recognized in future periods and resulted in a reduction to FCX's net income totaling $34.2 million, $0.17 per share, in the first quarter of 2005 and an addition to FCX's net income totaling $24.8 million, $0.13 per share, in the first quarter of 2004. At March 31, 2005, FCX's net deferred profits to be recognized in net income in future periods totaled $76.1 million. Based on current copper and gold prices and shipping schedules, FCX expects that a net reversal of previously deferred profits on intercompany sales will result in an increase to net income of $10 million in the second quarter of 2005. The periodic change in deferred intercompany profits may differ substantially because of changes in the timing of shipments to affiliated smelters and metal prices.

EXPLORATION and MINE DEVELOPMENT ACTIVITIES
PT-FI's exploration efforts in 2005 are focused on testing extensions of the Mill Level Zone (MLZ) and Deep MLZ deposits to the northwest, expansion of the Deep Grasberg resource and testing reconnaissance targets along the Wanagon and Idenberg Fault trends, which are expected to result in approximately $15 million of exploration costs during 2005. FCX continues to assess the timing of resumption of exploration activities in areas outside the existing producing area of the Grasberg mining district.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg mining district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. The Common Infrastructure project is progressing according to plan.

PT-FI is also completing studies for the development of Big Gossan, a high-grade deposit located near the existing milling complex. The engineering design for Big Gossan includes 44 million metric tons of ore, grading 2.5 percent copper and 1.2 g/t of gold, expected to yield aggregate (i.e. including our joint venture partner's share) payable copper of 2.3 billion pounds and aggregate payable gold of 1.1 million ounces. Aggregate capital expenditures for Big Gossan to be incurred over a four-year period beginning in 2006 total approximately $225 million, $195 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production of 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

CASH FLOWS and DEBT
FCX generated operating cash flows totaling $162.2 million during the first quarter of 2005. Using estimated sales volumes for the remainder of 2005 and assuming prices of $1.40 per pound of copper and $420 per ounce of gold for the remainder of 2005, FCX would generate operating cash flows in excess of $1.2 billion in 2005, with over $1.0 billion in the remaining three quarters of the year. Each $0.10 per pound change in copper prices in the balance of the year would affect 2005 cash flows by approximately $60 million and each $25 per ounce change in gold prices would affect 2005 cash flows by approximately $30 million. First-quarter 2005 capital expenditures totaled $26.2 million. FCX's capital expenditures for 2005 are estimated to approximate $180 million.

Total debt at March 31, 2005 approximated $1.77 billion, $1.46 billion net of $310.5 million of cash. Total debt was reduced by $183.0 million during the quarter, primarily reflecting a prepayment of $187.0 million of bank debt associated with power-generating facilities at the Grasberg mine and repurchases of $11.0 million of its 7.50% Senior Notes due 2006 and 7.20% Senior Notes due 2026, net of changes in other borrowings. Following the first quarter debt repayments, scheduled debt maturities for the remainder of 2005 total $22.0 million.

FINANCIAL POLICY
Based on current mine plans and subject to future copper and gold prices, FCX expects to generate significant cash flows above its budgeted capital expenditures and scheduled debt maturities, providing opportunities to reduce debt further and return cash to shareholders through dividends and share purchases. In addition, FCX's Board of Directors will continue to review FCX's dividend policy. FCX's current annual common stock dividend is $1.00 per share, which is payable quarterly ($0.25 per share). In addition, two supplemental common stock dividends totaling $0.75 per share have been paid, $0.25 per share on December 29, 2004 and $0.50 per share on March 31, 2005.

On March 31, 2005, FCX had outstanding 179.7 million shares of common stock. As of April 18, 2005, 16.6 million shares remain available for purchase under FCX's share purchase program. No shares were purchased during the first quarter of 2005. The timing of future purchases of FCX's common stock is dependent upon a number of factors including the price of its common shares, its cash flows and financial position, and general economic and market conditions.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes, projected unit net cash costs, projected exploration costs, projected operating cash flows, projected capital expenditures, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. This press release includes forward looking statements regarding geologic resources not included in reserves. The geologic resources described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility. Accordingly, no assurance can be given that the estimated geologic resources not included in reserves will become proven and probable reserves. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and cathode cash unit costs per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, "www.fcx.com." A conference call with securities analysts about first-quarter 2005 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing "www.fcx.com." A replay of the webcast will be available through Friday, May 13, 2005.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	First Quarter
	2005	2004
PT Freeport Indonesia, Net of Rio Tinto's Interest
Copper (recoverable)
Production (000s of pounds)	335,600	107,100
Production (metric tons)	152,200	48,600
Sales (000s of pounds)	328,100	105,400
Sales (metric tons)	148,800	47,800
Average realized price per pound	$1.51	$1.34
Gold (recoverable ounces)
Production	609,400	125,300
Sales	595,300	123,800
Average realized price per ounce	$426.74	$411.42
Silver (recoverable ounces)
Production	1,297,600	558,800
Sales	1,270,300	553,300
Average realized price per ounce	$7.04	$6.31

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	199,400	151,800
Average ore grade
Copper (percent)	1.14	.50
Gold (grams per metric ton)	1.62	.41
Gold (ounce per metric ton)	.052	.013
Silver (grams per metric ton)	5.26	3.09
Silver (ounce per metric ton)	.169	.099
Recovery rates (percent)
Copper	89.6	83.8
Gold	82.7	73.8
Silver	57.9	48.9
Copper (recoverable)
Production (000s of pounds)	390,300	118,900
Production (metric tons)	177,000	53,900
Sales (000s of pounds)	381,400	116,800
Sales (metric tons)	173,000	53,000
Gold (recoverable ounces)
Production	763,900	131,300
Sales	743,200	130,100
Silver (recoverable ounces)
Production	1,388,000	568,900
Sales	1,357,500	562,600

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	First Quarter
	2005	2004
Atlantic Copper
Concentrate and scrap treated (metric tons)	215,800	187,100
Anodes
Production (000s of pounds)	147,400	126,700
Production (metric tons)	66,900	57,500
Sales (000s of pounds)	20,900	2,900
Sales (metric tons)	9,500	1,300
Cathodes
Production (000s of pounds)	131,700	128,800
Production (metric tons)	59,700	58,400
Sales (including wire rod and wire)
(000s of pounds)	132,600	112,000
(metric tons)	60,100	50,800
Gold sales in anodes and slimes (ounces)	67,300	127,800
Cathode cash unit cost per pound[a]	$0.17	$0.23

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	226,400	167,300
Anodes
Production (000s of pounds)	151,300	98,900
Production (metric tons)	68,600	44,900
Sales (000s of pounds)	100	100
Sales (metric tons)	-	-
Cathodes
Production (000s of pounds)	143,500	97,000
Production (metric tons)	65,100	44,000
Sales (000s of pounds)	143,700	92,000
Sales (metric tons)	65,200	41,700
Cathode cash unit cost per pound[b]	$0.10	$0.14

a.
For a reconciliation of cathode cash unit costs per pound to production costs applicable to sales reported in FCX's consolidated financial statements refer to the attached presentation, "Cathode Cash Unit Costs."

b.
For a reconciliation of cathode cash unit costs per pound to equity in PT Smelting's earnings (losses) reported in FCX's consolidated financial statements refer to the attached presentation, "Cathode Cash Unit Costs."

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2005		2004
	(In Thousands, Except Per Share Amounts)
Revenues	$803,065	[a]	$360,185 [a]
Cost of sales:
Production and delivery	365,006	[b]	275,612 [b]
Depreciation and amortization	56,926		25,410
Total cost of sales	421,932		301,022
Exploration expenses	1,920		2,227
General and administrative expenses	21,614	[c]	15,560 [c]
Total costs and expenses	445,466		318,809
Operating income	357,599		41,376
Equity in PT Smelting earnings (losses)	2,596		(358)
Interest expense, net	(37,548)		(33,390)
Gains (losses) on early extinguishment and conversion of debt	37		(14,643)
Other income, net	7,952	[d]	3,542 [d]
Income (loss) before income taxes and minority interests	330,636		(3,473)
Provision for income taxes	(164,028)		(18,341)
Minority interests in net (income) loss of consolidated subsidiaries	(21,088)		2,431
Net income (loss)	145,520		(19,383)
Preferred dividends[e]	(15,125)		(168)
Net income (loss) applicable to common stock	$130,395		$(19,551)

Net income (loss) per share of common stock:
Basic	$0.73		$(0.10)

Diluted	$0.70		$(0.10)

Average common shares outstanding:
Basic	179,320		197,938 [f]

Diluted	200,126	[g]	197,938 [f,g]

Dividends paid per share of common stock	$0.75		$0.20

a.	Includes positive adjustments to prior period concentrate sales totaling $9.9 million for the 2005 quarter and $7.6 million for the 2004 quarter.
b.	Amounts are net of deferred mining costs of $32.2 million in the first quarter of 2005 and $26.2 million in the first quarter of 2004. See Note a on page IV.
c.	Amounts are net of Rio Tinto's share of joint venture reimbursements for employee stock option exercises totaling $2.9 million for the 2005 quarter and $5.6 million for the 2004 quarter.
d.
Includes net benefits totaling $2.8 million for the 2005 quarter and $2.1 million for the 2004 quarter associated with the impact of movements in the US$/euro exchange rate on Atlantic Copper's non-operating euro-denominated liabilities. Interest income totaled $3.9 million for the 2005 quarter and $1.4 million for the 2004 quarter.

e.	Preferred dividends relate to FCX's 5 1/2% Convertible Perpetual Preferred Stock sold on March 30, 2004.
f.	On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.
g.
Diluted net income per share for the first quarter of 2005 reflects assumed conversion of FCX's 7% Convertible Senior Notes, resulting in the exclusion of interest charged to expense totaling $10.3 million and the inclusion of 18.6 million shares. This instrument was not dilutive for the first quarter of 2004.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2005		2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$310,542		$551,450
Restricted cash	500		500
Accounts receivable	396,054		435,062
Inventories	446,602		466,712
Prepaid expenses and other	14,324		6,223
Total current assets	1,168,022		1,459,947
Property, plant, equipment and development costs, net	3,166,743		3,199,292
Deferred mining costs	252,634	[a]	220,415	[a]
Other assets	154,483		159,539
Investment in PT Smelting	47,821		47,802
Total assets	$4,789,703		$5,086,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$344,391		$386,590
Current portion of long-term debt and short-term borrowings	192,377		78,214
Accrued income taxes	86,676		92,346
Rio Tinto share of joint venture cash flows	62,717		60,224
Unearned customer receipts	39,308		33,021
Accrued interest payable	19,462		47,167
Total current liabilities	744,931		697,562
Long-term debt, less current portion:
Senior notes	900,386		911,336
Convertible senior notes	575,000		575,000
Equipment and other loans	64,607		67,624
Atlantic Copper debt	24,046		4,426
Redeemable preferred stock	12,501		179,880
PT Puncakjaya Power bank debt	-		135,426
Total long-term debt, less current portion	1,576,540		1,873,692
Accrued postretirement benefits and other liabilities	200,488		200,228
Deferred income taxes	903,676		932,416
Minority interests	193,455		219,448
Stockholders' equity	1,170,613		1,163,649
Total liabilities and stockholders' equity	$4,789,703		$5,086,995

a.
In March 2005, the Financial Accounting Standards Board ratified Emerging Issues Task Force (EITF) Issue No. 04-6, "Accounting for Stripping Costs Incurred during Production in the Mining Industry." EITF Issue No. 04-6 addresses the accounting for stripping costs incurred during the production stage of a mine and refers to these costs as post-production stripping costs. EITF Issue No. 04-06 requires that post-production stripping costs be considered costs of the extracted minerals and recognized as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. As a result, capitalization of post-production stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance in EITF Issue No. 04-6 is effective for financial statements issued for fiscal years beginning after December 15, 2005, with early adoption permitted. FCX is assessing the new guidance. The most significant expected impacts of adoption are the deferred mining costs asset on FCX's balance sheet will be eliminated and future stripping costs will be charged to cost of sales as incurred. Adoption of the new guidance will have no impact on FCX's cash flows.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$145,520	$(19,383)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	56,926	25,410
(Gains) losses on early extinguishment and conversion of debt	(37)	14,643
Deferred income taxes	(12,020)	50,352
Minority interests' share of net income (loss)	21,088	(2,431)
Increase in deferred mining costs	(32,219)[a]	(26,203)[a]
Elimination (recognition) of profit on PT-Freeport Indonesia sales to PT Smelting	2,576	(8,317)
Other	3,595	2,679
(Increases) decreases in working capital:
Accounts receivable	34,774	(27,294)
Inventories	18,997	(65,092)
Prepaid expenses and other	(6,901)	(54,862)
Accounts payable and accrued liabilities	(73,027)	(35,397)
Rio Tinto share of joint venture cash flows	2,493	(38,870)
Accrued income taxes	473	(40,739)
Increase in working capital	(23,191)	(262,254)
Net cash provided by (used in) operating activities	162,238	(225,504)

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(23,522)	(25,575)
Atlantic Copper capital expenditures	(2,724)	(8,766)
Proceeds from insurance settlement	2,016	-
Investment in PT Smelting and other	(85)	(618)
Sale of restricted investments	-	19,346
Decrease in Atlantic Copper restricted cash	-	11,000
Net cash used in investing activities	(24,315)	(4,613)

Cash flow from financing activities:
Net proceeds from sale of senior notes	-	344,509
Proceeds from other debt	37,428	36,265
Repayments of debt	(220,245)	(225,556)
Redemption of preferred stock	(215)	(1,079)
Net proceeds from sale of convertible perpetual preferred stock	-	1,067,000
Purchase of FCX common shares from Rio Tinto	-	(881,868)
Cash dividends paid:
Common stock	(134,740)	(39,246)
Preferred stock	(15,126)	-
Minority interests	(47,431)[b]	(472)
Net proceeds from exercised stock options	1,511	2,254
Bank credit facilities fees and other	(13)	(1,812)
Net cash (used in) provided by financing activities	(378,831)	299,995
Net (decrease) increase in cash and cash equivalents	(240,908)	69,878
Cash and cash equivalents at beginning of year	551,450	463,652
Cash and cash equivalents at end of period	$310,542	$533,530

a.	See Note a on page IV.
b.	Represents minority ownership interests' share of PT Freeport Indonesia and PT Puncakjaya Power dividends.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia's mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia's measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia calculates gross profit per pound of copper under a "by-product" method, while the copper, gold and silver contained within its concentrates are treated as co-products in its financial statements. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains all three metals and (3) it is not possible to specifically assign PT Freeport Indonesia's costs to revenues from the copper, gold and silver it produces in concentrates. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs, which consist of items such as write-offs of equipment or unusual charges, have not been material. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX's consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended March 31, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver		Total
Revenues, after adjustments shown below	$500,413	$500,413	$250,998	$9,100		$760,511

Site production and delivery, before net noncash and nonrecurring costs shown below	193,354 [a]	127,226 [b]	63,814 [b]	2,314	[b]	193,354
Gold and silver credits	(260,098)	-	-	-		-
Treatment charges	71,486	47,037	23,594	855		71,486
Royalty on metals	18,778	12,356	6,197	225		18,778
Unit net cash costs	23,520	186,619	93,605	3,394		283,618
Depreciation and amortization	46,925	30,877	15,487	561		46,925
Noncash and nonrecurring costs, net	524	345	173	6		524
Total production costs	70,969	217,841	109,265	3,961		331,067
Adjustments, primarily for copper pricing on prior year open sales	17,151	17,151	-	-		17,151
PT Smelting intercompany profit elimination	(2,576)	(1,695)	(850)	(31)		(2,576)
Gross profit	$444,019	$298,028	$140,883	$5,108		$444,019

Pounds of copper sold (000s)	328,100	328,100
Ounces of gold sold			595,300
Ounces of silver sold				1,270,300

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	151.3	151.3	426.74	7.04

Site production and delivery, before net noncash and nonrecurring costs shown below	58.9 [a]	38.8 [b]	107.20 [b]	1.82	[b]
Gold and silver credits	(79.3)	-	-	-
Treatment charges	21.8	14.3	39.63	0.67
Royalty on metals	5.7	3.8	10.41	0.18
Unit net cash costs	7.1	56.9	157.24	2.67
Depreciation and amortization	14.3	9.4	26.02	0.44
Noncash and nonrecurring costs, net	0.2	0.1	0.29	-
Total production costs	21.6	66.4	183.55	3.11
Adjustments, primarily for copper pricing on prior year open sales	6.4	6.4	(5.10)	0.11
PT Smelting intercompany profit elimination	(0.8)	(0.5)	(1.43)	(0.02)
Gross profit per pound/ounce	135.3	90.8	236.66	4.02

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$760,511	$193,354	$46,925
Net noncash and nonrecurring costs per above	N/A	524	N/A
Less: Treatment charges per above	(71,486)	N/A	N/A
Royalty per above	(18,778)	N/A	N/A
Adjustments, primarily for copper pricing on prior year open sales per above	17,151	N/A	N/A
Mining and exploration segment	687,398	193,878	46,925
Smelting and refining segment	272,116	263,577	7,089
Eliminations and other	(156,449)	(92,449)	2,912
As reported in FCX's consolidated financial statements	$803,065	$365,006	$56,926

a.
Net of deferred mining costs totaling $32.2 million or 9.8 cents per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred and these amounts will be included as incurred in the above analyses. See Note a on page IV.

b.
Net of deferred mining costs totaling $21.2 million or 6.5 cents per pound for copper, $10.6 million or $17.86 per ounce for gold and $0.4 million or $0.30 per ounce for silver. See Note a above and Note a on page IV.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended March 31, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver		Total
Revenues, after adjustments shown below	$144,883	$144,883		$51,195		$3,792		$199,870

Site production and delivery, before net noncash and nonrecurring costs shown below	151,175 [a]	109,585	[b]	38,722	[b]	2,868	[b]	151,175
Gold and silver credits	(54,987)	-		-		-		-
Treatment charges	23,986	17,387		6,144		455		23,986
Royalty on metals	4,847	3,514		1,241		92		4,847
Unit net cash costs	125,021	130,486		46,107		3,415		180,008
Depreciation and amortization	17,186	12,458		4,402		326		17,186
Noncash and nonrecurring costs, net	97	70		25		2		97
Total production costs	142,304	143,014		50,534		3,743		197,291
Adjustments, primarily for copper pricing on prior year open sales	16,147	16,147		-		-		16,147
PT Smelting intercompany profit elimination	8,317	6,029		2,130		158		8,317
Gross profit	$27,043	$24,045		$2,791		$207		$27,043

Pounds of copper sold (000s)	105,400	105,400
Ounces of gold sold				123,800
Ounces of silver sold						553,300

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	134.0	134.0		411.42		6.31

Site production and delivery, before net noncash and nonrecurring costs shown below	143.4 [a]	104.0	[b]	312.78	[b]	5.18	[b]
Gold and silver credits	(52.2)	-		-		-
Treatment charges	22.8	16.5		49.63		0.82
Royalty on metals	4.6	3.3		10.02		0.17
Unit net cash costs	118.6	123.8		372.43		6.17
Depreciation and amortization	16.3	11.8		35.56		0.59
Noncash and nonrecurring costs, net	0.1	0.1		0.20		-
Total production costs	135.0	135.7		408.19		6.76
Adjustments, primarily for copper pricing on prior year open sales	18.8	18.8		2.10		0.53
PT Smelting intercompany profit elimination	7.9	5.7		17.21		0.29
Gross profit per pound/ounce	25.7	22.8		22.54		0.37

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$199,870	$151,175		$17,186
Net noncash and nonrecurring costs per above	N/A	97		N/A
Less: Treatment charges per above	(23,986)	N/A		N/A
Royalty per above	(4,847)	N/A		N/A
Adjustments, primarily for copper pricing on prior year open sales per above	16,147	N/A		N/A
Mining and exploration segment	187,184	151,272		17,186
Smelting and refining segment	211,217	212,116		7,067
Eliminations and other	(38,216)	(87,776)		1,157
As reported in FCX's consolidated financial statements	$360,185	$275,612		$25,410

a.
Net of deferred mining costs totaling $26.2 million or 24.9 cents per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred and these amounts will be included as incurred in the above analyses. See Note a on page IV.

b.
Net of deferred mining costs totaling $19.0 million or 18.0 cents per pound for copper, $6.7 million or $54.21 per ounce for gold and $0.5 million or $0.90 per ounce for silver. See Note a above and Note a on page IV.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
Atlantic Copper cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Spain. FCX uses this measure for the same purpose and for monitoring operating performance at Atlantic Copper's smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper's measure may not be comparable to similarly titled measures reported by other companies. The reconciliation below presents reported production costs for FCX's smelting and refining segment (Atlantic Copper) and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper's cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2005	2004
Smelting and refining segment production costs reported in FCX's consolidated financial statements	$263,577	$212,116
Less:
Raw material purchase costs	(197,271)	(96,943)
Production costs of wire rod and wire	- [a]	(28,730)
Production costs of anodes sold	(3,435)	(524)
Other	(1,160)	2,033
Credits:
Gold and silver revenues	(31,948)	(52,758)
Acid and other by-product revenues	(7,300)	(5,764)
Production costs used in calculating cathode cash unit cost per pound	$22,463	$29,430

Pounds of cathode produced	131,700	128,800

Cathode cash unit cost per pound	$0.17	$0.23

a.	Atlantic Copper sold its wire rod and wire assets in December 2004.

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
PT Smelting cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at PT Smelting's smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although PT Smelting's measure may not be comparable to similarly titled measures reported by other companies. The calculation below presents PT Smelting's reported operating costs and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting's operating costs are then reconciled to PT Freeport Indonesia's equity in PT Smelting earnings (losses) reported in FCX's consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2005	2004
Operating costs - PT Smelting (100%)	$18,451	$14,939
Add: Gold and silver refining charges	956	1,160
Less: Acid and other by-product revenues	(3,860)	(2,654)
Production cost of anodes sold	(12)	(9)
Other	(490)	(109)
Production costs used in calculating cathode cash unit cost per pound	$15,045	$13,327

Pounds of cathode produced	143,500	97,000

Cathode cash unit cost per pound	$0.10	$0.14

Reconciliation to Amounts Reported
Operating costs per above	$(18,451)	$(14,939)
Other costs	(278,151)	(180,296)
Revenue and other income	307,226	194,042
PT Smelting net income (loss)	10,624	(1,193)

PT Freeport Indonesia's 25% equity interest	2,656	(298)
Amortization of excess investment cost	(60)	(60)
Equity in PT Smelting earnings (losses) reported in FCX's consolidated financial statements	$2,596	$(358)

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia's Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. FCX also incurred a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results. As a result of the enactment of the American Jobs Creation Act of 2004, the 90 percent limitation on the use of foreign tax credits to offset the U.S. federal alternative minimum tax liability has been repealed effective January 1, 2005. Based on current projections, FCX expects that the removal of this limitation will significantly reduce its U.S. federal taxes beginning in 2005. In 2004, FCX's U.S. federal alternative minimum tax liability totaled $8.2 million. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia's profits in Indonesia.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal tax benefit from these costs, including interest expense, primarily because the parent company generates no taxable income from U.S. sources. As a result, FCX's provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia's income changes absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX's consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended March 31,
	2005	2004
Mining and exploration segment operating income[a]	$428,307	$4,132
Mining and exploration segment interest expense, net	(5,727)	(5,719)
Intercompany operating profit (deferred) recognized	(63,570)	48,180
Income before taxes	359,010	46,593
Indonesian corporate income tax rate (35%) plus U.S. alternative minimum tax rate (2%) for 2004	35%	37%
Corporate income taxes	125,654	17,239

Approximate PT Freeport Indonesia net income	233,356	29,354
Withholding tax on FCX's equity share	9.064%	9.064%
Withholding taxes	21,151	2,661

PT Indocopper Investama corporate income tax	14,124	-
Other, net	3,099	(1,559)
FCX consolidated provision for income taxes	$164,028	$18,341

FCX consolidated effective tax rate	50%	b

a.	Excludes charges for FCX stock option exercises, which are eliminated in consolidation, totaling $16.8 million for the first quarter of 2005 and $64.6 million for the first quarter of 2004.
b.	Rate is not meaningful given consolidated loss before taxes for the quarter.

X

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: "mining and exploration" and "smelting and refining." The mining and exploration segment consists of FCX's Indonesian activities including PT Freeport Indonesia's copper and gold mining operations, PT Puncakjaya Power's power-generating operations after eliminations with PT Freeport Indonesia and FCX's Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper's operations in Spain and PT Freeport Indonesia's equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX's consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended March 31, 2005:
Revenues	$687,398	[a]	$272,116		$(156,449)	$803,065
Production and delivery	193,878		263,577		(92,449)[b]	365,006
Depreciation and amortization	46,925		7,089		2,912	56,926
Exploration expenses	1,892		-		28	1,920
General and administrative expenses	33,182	[c]	3,004		(14,572)[c]	21,614
Operating income (loss)	$411,521		$(1,554)		$(52,368)	$357,599
Equity in PT Smelting earnings	$-		$2,596		$-	$2,596
Interest expense, net	$5,727		$3,805		$28,016	$37,548
Provision for income taxes	$145,319		$-		$18,709	$164,028
Capital expenditures	$23,569		$2,724		$(47)	$26,246
Total assets	$3,849,871	[d]	$771,158	[e]	$168,674	$4,789,703

Three months ended March 31, 2004:
Revenues	$187,184	[a]	$211,217		$(38,216)	$360,185
Production and delivery	151,272		212,116		(87,776)[b]	275,612
Depreciation and amortization	17,186		7,067		1,157	25,410
Exploration expenses	2,189		-		38	2,227
General and administrative expenses	77,012	[c]	2,982		(64,434)[c]	15,560
Operating income (loss)	$(60,475)		$(10,948)		$112,799	$41,376
Equity in PT Smelting losses	$-		$358		$-	$358
Interest expense, net	$5,719		$3,852		$23,819	$33,390
Provision (benefit) for income taxes	$(19,579)		$-		$37,920	$18,341
Capital expenditures	$25,701		$8,766		$(126)	$34,341
Total assets	$3,506,398	[d]	$750,549	[e]	$692,655	$4,949,602

a.	Includes PT Freeport Indonesia's sales to PT Smelting totaling $234.2 million in the 2005 quarter and $127.0 million in the 2004 quarter.
b.
Includes deferral (recognition) of intercompany profits on 25 percent of PT Freeport Indonesia's sales to PT Smelting, for which the final sale has not occurred, totaling $2.6 million in the 2005 quarter and $(8.3) million in the 2004 quarter.

c.
Includes charges to the mining and exploration segment for FCX stock option exercises which are eliminated in consolidation totaling $16.8 million in the 2005 quarter and $64.6 million in the 2004 quarter.

d.	Includes PT Freeport Indonesia's trade receivables with PT Smelting totaling $120.4 million at March 31, 2005, and $55.0 million at March 31, 2004.
e.	Includes PT Freeport Indonesia's equity investment in PT Smelting totaling $47.8 million at March 31, 2005, and $66.8 million at March 31, 2004.

XI